Exhibit 4.4

DESCRIPTION OF Registrant’s securities registered UNDER section 12 of the securities exchange act of 1934

The following is a description of IMAX Corporation’s (the “Company,” “we” or “us”) shares of common stock, no par value per share (“Common Shares”) registered under Section 12 of the Securities Exchange Act of 1934, as amended.  This description is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Company’s Restated Articles of Incorporation (the “Articles”) and the Company’s By-Law No. 1 (the “By-Laws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part. We encourage you to read the Articles, the By-Laws and the applicable provisions of the Canada Business Corporations Act (the “CBCA”), for additional information.

DESCRIPTION OF COMMON SHARES

Our authorized capital shares include an unlimited number of Common Shares. The outstanding shares of our Common Shares are fully paid and nonassessable.

Voting Rights

Each holder of our Common Shares is entitled to one vote for each share on all matters submitted to a vote of our stockholders, including the election of our directors. The rights attached to the Common Shares do not provide for cumulative voting rights or preemptive rights. Accordingly, the holders of a majority of our outstanding Common Shares entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose. Subject to the Articles and the By-Laws, at all meetings of the Board, every question shall be decided by a majority of the votes cast.

Dividend Rights

The holders of Common Shares are entitled to receive dividends if, as and when declared by our Board of Directors (the “Board”), subject to the rights of the holders of any other class of our shares entitled to receive dividends in priority to the Common Shares. Certain of the instruments governing our existing indebtedness restrict our rights to pay dividends to the holders of the Common Shares.

Liquidation, Dissolution or Winding Up

If we liquidate, dissolve or wind up, the holders of our Common Shares are entitled to share ratably in all assets legally available for distribution to shareholders after payment of any liquidation or distribution preference payable with respect to any other then outstanding classes of stock entitled to such preference.

Rights and Preferences

Our Common Shares have no preemptive, conversion or subscription rights. There are no redemption or sinking fund provisions applicable to our Common Shares.

Board Classification

Under our Articles, members of our Board are elected on an annual basis.  Our Board is not classified.

Anti-Takeover Provisions of the Articles, By-Laws and the CBCA

Provisions of the Articles, By-Laws and the CBCA may delay or discourage transactions involving an actual or potential change in control of the Company or change in its management, including transactions in which shareholders might otherwise receive a premium for their Common Shares, or transactions that its shareholders might otherwise deem to be in their best interests. Among other things, such provisions include the following:

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Under Canadian law, the affirmative vote of two-thirds of the votes cast in person or by proxy at a meeting of shareholders is required for shareholder approval of an amalgamation (other than certain short form amalgamations), for any sale, lease or exchange of all, or substantially all, of our assets, if not in the ordinary course of our business, voluntary liquidation and dissolution and certain other fundamental changes including amendments to the Articles. Other shareholder action is generally decided by a majority of the votes cast at a meeting of shareholders.

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Pursuant to the Articles, the Board may from time to time, without shareholder approval, issue one or more series of special shares issuable in series, no par value per share (“Special Shares”) having rights, privileges, restrictions and conditions attaching thereto. The authorization of undesignated Special Shares in our Articles makes it possible for our Board to issue Special Shares with rights or preferences that could impede the success of any attempt to change control of the Company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

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The CBCA requires that 25% of the directors of the Board be resident Canadians. Directors must be nominated in accordance with the procedures set out in Section 4.1 of the By-Laws and are elected by a majority of the votes cast at meeting of the shareholders.

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There is no limitation imposed by the Articles or other charter documents on the right of a non-resident to hold or vote Common Shares. However, notification and, in certain cases, advance review and approval by the Government of Canada of the acquisition by a non-Canadian of control of a Canadian business may be required under Canadian law.

Listing

The Common Shares are traded on The New York Stock Exchange under the trading symbol “IMAX.”